Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
PEAK RESORTS, INC.

Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

1.           The present name of the corporation is Peak Resorts, Inc. The name under which the corporation was organized is Peak Resorts, Inc.

2.           The Amended and Restated Articles of Incorporation were adopted by the shareholders entitled to vote thereon at a special meeting of shareholders duly held on September 20, 2019 in connection with the adoption and approval of the Agreement and Plan of Merger.

3.           The numbers of issued and outstanding shares of any class entitled to vote on the amendment were as follows:

Class	Number of Outstanding Shares	Number of Outstanding Shares Entitled to Vote
Common	15,227,562	15,227,562
Series A Cumulative Convertible Preferred	40,000	40,000

4.          Each share of outstanding Series A Cumulative Convertible Preferred Stock had the equivalent of 158.9825 votes per share, or 6,359,300 votes in the aggregate, which number is equal to the number of shares of Common Stock of the corporation into which each such share of Series A Cumulative Convertible Preferred Stock was convertible on the record date for the special meeting of shareholders duly held on September 20, 2019.

5.          The number of shares of each class voted for and against the amendment was as follows:

Class	No. Voted For	No. Voted Against
Common	12,889,899	1,747
Series A Cumulative Convertible Preferred	6,359,300	0

6.           If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, the following is a statement of the manner in which such reduction shall be effective:

Each share of Common Stock and Series A Cumulative Convertible Preferred Stock issued and outstanding at the effective time of these Amended and Restated Articles of Incorporation (the “Effective Time”), other than the Excluded Shares (as such term is defined in the Agreement and Plan of Merger), shall be converted into the right to receive such cash consideration as set forth in the Agreement and Plan of Merger among VRAD Holdings, Inc., Peak Resorts, Inc. and certain related parties, dated as of July 20, 2019. Each of the shares of Common Stock and Series A Cumulative Convertible Preferred Stock, other than the Excluded Shares, shall cease to be outstanding, shall be automatically canceled and shall cease to exist. At the Effective Time, each Excluded Share (other than Dissenting Shares, as defined in the Agreement and Plan of Merger) will be automatically canceled without payment of any consideration. Each Dissenting Share will not be converted into the right to receive the applicable merger consideration, unless and until such shareholder fails to perfect or effectively withdraws or loses such shareholder’s right to appraisal under Section 351.455 of the General and Business Corporation Law of the State of Missouri, at which time each such share will be converted into and will be exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal is irrevocably lost, the applicable cash consideration as set forth in the Agreement and Plan of Merger.

7.           The corporation’s Articles of Incorporation are hereby amended and restated in their entirety by inserting the following attached pages in lieu thereof.

8.           The effective date of the Amended and Restated Articles of Incorporation is the date it is filed by the Secretary of State of Missouri.

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
PEAK RESORTS, INC.

Article One

The name of the corporation (hereinafter referred to as the "Corporation") is: Peak Resorts, Inc.

Article Two

The address, including street and number, if any, of the Corporation's registered office in this state is 17409 Hidden Valley Drive, Eureka, MO 63025. The name of its agent at such address is Timothy D. Boyd.

Article Three

The aggregate number, class and par value, if any, of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, par value of $0.01 per share.

The preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, if any, in respect of the shares of each class are as follows:

1.           There shall be no preemptive rights of shareholders to acquire additional shares, and in that respect, preemptive rights are specifically denied.

2.          All cumulative voting rights are hereby denied, so that the Common Stock of the Corporation shall not carry with it and no holder or owner of any share or shares of the Common Stock shall have any right to cumulative voting in the election of directors or for any other purpose.

3.           The foregoing provisions are not intended to modify or prohibit any provisions of any voting trust or agreement between or among holders or owners of shares of stock or other securities of the Corporation.

Article Four

The duration of the Corporation is perpetual.

Article Five

The purpose of the Corporation is to do anything permitted of corporations formed pursuant to the provisions of The General and Business Corporation Law of Missouri, as amended from time to time.

Article Six

The number of directors to constitute the Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

Article Seven

The Board of Directors is expressly authorized to make, amend, alter and rescind the Bylaws of the Corporation.

Article Eight

A.                 Actions Involving Directors and Officers. The Corporation shall indemnify each person who at any time is serving or has served as a director or an officer of the Corporation against any claim, loss, liability, damage, judgment, inquiry, fine and any fee, cost or expense incurred as a result of such service, or as a result of any other service on behalf of the Corporation, or service at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, to the maximum extent permitted by law. Without limiting the generality of the foregoing, the Corporation shall indemnify any such person who was or is a party (other than a party plaintiff suing on his own behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such service against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

B.                  Actions Involving Employees or Agents.

1.                   The Corporation may, if it deems appropriate and as may be permitted by this Article, indemnify any person who at any time is serving or has served as an employee or agent of the Corporation against any claim, liability or expense incurred as a result of such service or as a result of any other service on behalf of the Corporation, or service at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, to the maximum extent permitted by law or to such lesser extent as the Corporation, in its discretion, may deem appropriate. Without limiting the generality of the foregoing, the Corporation may indemnify any such person who was or is a party (other than a party plaintiff suing on his own behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such services against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

2.                   To the extent that an employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section B(1) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action, suit or proceeding.

C.                 Determination of Right to Indemnification in Certain Circumstances. Any indemnification required under Section A of this Article or authorized by the Corporation under Section B of this Article, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in or established pursuant to this Article. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

D.                 Advance Payment of Expenses. Expenses incurred by a person who is or was a director or an officer of the Corporation in defending a civil or criminal claim, action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of, and within ten (10) business days of receipt by the Company from such director or officer of a request therefor, such action, suit or proceeding, and expenses incurred by a person who is or was an employee or agent of the Corporation in defending a civil or criminal claim, action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such claim, action, suit or proceeding as authorized by the Board of Directors, in either case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such advanced amount if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that he is not entitled to be indemnified by the Corporation as authorized in or pursuant to this Article or applicable law.

E.                 Not Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Bylaws of the Corporation or any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

F.                  Indemnification Agreements Authorized. Without limiting the other provisions of this Article, the Corporation is authorized from time to time, without further action by the shareholders of the Corporation, to enter into agreements with any director, officer, employee or agent of the Corporation providing such rights of indemnification as the Corporation may deem appropriate, up to the maximum extent permitted by law. Any such agreement entered into by the Corporation with a director may be authorized by the other directors, and such authorization shall not be invalid on the basis that similar agreements may have been or may thereafter be entered into with such other directors.

G.                Standard of Conduct. Except as may otherwise be permitted by law, no person shall be indemnified pursuant to this Article (including without limitation pursuant to any agreement entered into pursuant to Section F of this Article) from or on account of such person's conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The Corporation may (but need not) adopt a more restrictive standard of conduct with respect to the indemnification of any officer, employee or agent of the Corporation.

H.                Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was otherwise serving on behalf or at the request of the Corporation in any such capacity, or arising out of his status as such, whether or not the Corporation is obliged to or would have the power to indemnify him against such liability under the provisions of this Article; provided, that the obtaining of any such insurance shall not give rise to any right to indemnification for any director, officer, employee or agent except as otherwise specified herein, in the Bylaws of the Corporation, or by separate agreement with the Corporation.

I.                  Certain Definitions. For the purposes of this Article:

1.                   Any director or officer of the Corporation who shall serve as a director, officer or employee of any other corporation, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was the owner of a majority of either the outstanding equity interests or the outstanding voting stock (or comparable interests) shall be deemed to be serving as such director, officer or employee at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director, officer, employee or agent at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service.

2.                   References to a corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

3.                   The term "other enterprise" shall include employee benefit plans; the term "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; the term "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have satisfied any standard of care required by or pursuant to this Article in connection with such plan.

J.                   Survival. Any indemnification rights provided pursuant to this Article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Notwithstanding any other provision in these Articles of Incorporation, indemnification rights arising under or granted pursuant to this Article shall survive amendment or repeal of this Article with respect to any acts or omissions occurring prior to the effective time of such amendment or repeal and persons to whom such indemnification rights are given shall be entitled to rely upon such indemnification rights with respect to such acts or omissions as a binding contract with the Corporation.

Article Nine

The Corporation shall have full authority to amend these Articles of Incorporation, at any time or from time to time, as permitted by the provisions of The General and Business Corporation Law of Missouri, as amended from time to time.

Article Ten

The liability of the Corporation’s directors to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under The General and Business Corporation Law of Missouri. Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

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